Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 1st day of July, 2005 (the “Effective Date”), by and between Hollywood Media Corp., a Florida corporation (“HMC”), and Mr. Nicholas Hall, a Florida resident (the “Employee”).

RECITALS

A.

The Employee currently serves as the Chief Operating Officer of HMC.

B.

The Employee is experienced in, and knowledgeable concerning, one or more aspects of the business of HMC and is able to render services to HMC that are of a special, unique, extraordinary and intellectual character concerning HMC’s business; and

C.

HMC and the Employee mutually desire for the Employee to step down from his current position as the Chief Operating Officer of HMC and to agree upon the terms of the Employee’s future employment with HMC and related matters as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.

Employment Period. HMC shall employ the Employee, and the Employee shall serve HMC, on the terms and conditions set forth herein for the period commencing on and as of the Effective Date and ending upon the date that HMC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 is filed with the Securities and Exchange Commission, but in any event no later than March 16, 2006 (the “Employment Period”), unless terminated earlier in accordance with the terms of this Agreement.  Effective as of the date of this Agreement, that certain Employment Letter, dated as of August 22, 2000, by and between HMC (then known as Hollywood.com, Inc.) and the Employee (the “Employment Letter”) is hereby terminated and cancelled in all respects, and no party thereto or hereto has any obligation to the other under the Employment Letter.

2.

Duties, Responsibilities and Authority of the Employee.

(a)

During the Employment Period, the Employee shall serve as the Executive Vice President – Compliance of HMC, shall report to the Chief Executive Officer of HMC (the “Supervisor”) and shall diligently and faithfully perform all duties and responsibilities befitting the foregoing position as may be assigned to him from time to time by or upon the authority of Board of Directors of HMC or the Supervisor.  Such duties shall specifically include, but not be limited to, managing the process of HMC’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and overseeing the remediation of any control deficiencies and weaknesses identified by HMC’s management as a result of such compliance process.  The Employee shall at all times perform his duties and responsibilities under this Agreement and conduct HMC’s business in compliance with all applicable laws, rules, regulations or ordinances and in compliance with any judgments, orders or decrees or other legal obligations binding on HMC.

(b)

During the Term, Employee shall devote all of his working time to the performance of the services required under this Agreement and shall not engage in any other business matters; provided, that Employee may serve on educational, religious, civic or charitable boards or committees and/or make and attend to personal business activities (“Permitted Collateral Activities”) so long as: (i) none of the Permitted Collateral Activities directly or indirectly (or through any affiliated entity) competes or expects to compete with the business of HMC or any of its subsidiaries or nonconsolidated businesses, including MovieTickets.com and Netco Partners (collectively, the “HMC Entities” or individually an “HMC Entity”) anywhere in the world; (ii)

such Permitted Collateral Activities do not impair or interfere with Employee’s performance of his duties hereunder; (iii) such Permitted Collateral Activities are conducted in a manner that does not impair HMC’s business or its employees, and do not impose any expenses or costs upon HMC or any other HMC Entity; and (iv) the Permitted Collateral Activities do not involve any employees or consultants of, or utilize any assets, resources or equipment of, HMC or any other HMC Entity; and provided further, that after the date that HMC’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 is filed with the Securities and Exchange Commission, but in any event no later than August 15, 2005, the Employee shall only be required to devote three (3) days per week to the performance of the services required under this Agreement and may in his other time engage in other business matters so long as they comply with the criteria for Permitted Collateral Activities established in Sections 2(b)(i) through (iv) above.

3.

Compensation.

(a)

Base Salary. The Employee shall be paid a base annual salary during the period he is employed hereunder at the annual rate of eighty thousand dollars ($80,000) (the “Base Salary”), with such Base Salary payable in installments consistent with HMC’s normal payroll schedule, subject to applicable withholding and other taxes.

(b)

Grant of Stock.

(i)

As soon as practicable after the Effective Date, but in no event more than ten (10) days after the Effective Date, HMC shall issue and deliver to the Employee such number of registered shares of common stock of HMC (“Shares”) equal to the quotient of (A) $82,500 divided by (B) the Fair Market Value (as defined in Section 3(b)(ii) below) per share of common stock of HMC.  The Employee shall comply, in connection with any sales of such Shares, with any reasonable request by HMC of the Employee to coordinate such sales with or through one or more market makers or other registered broker/dealers designated by HMC.

(ii)

For purposes of this Agreement, “Fair Market Value” of a share of common stock shall mean the Closing Price (as defined below) of the common stock on the Effective Date. For the purpose of determining Fair Market Value, the “Closing Price” of the common stock shall be (A) if the common stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of common stock on such exchange or reporting system, (B) if the common stock is quoted on the National Association of Securities Dealers Automated Quotations System (“NASDAQ”), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sale price of common stock on such system or, if sales prices are not reported, the mean between the closing high bid and low asked quotations for such day of common stock on such system, (C) if neither clause (A) or (B) is applicable, the mean between the high bid and low asked quotations for the common stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for common stock on at least five of the ten preceding days, or (D) if neither (A), (B) or (C) above is applicable, then Fair Market Value shall be determined in good faith by the Board of Directors of HMC.

(iii)

If, at any time prior to the date thirty (30) days after the Effective Date (the “Guarantee Deadline”), (A) the Employee notifies HMC of his intention to sell all or a portion of the Shares, (B) HMC requests that the Employee coordinate such sale with or through one or more market makers or other registered broker/dealers designated by HMC and the Employee complies with such request and (C) the total proceeds received by the Employee from such sale (which proceeds shall include the value of any and all cash and/or stock dividends and/or any other consideration paid on the Shares sold) (the “Sale Proceeds”) do not have a value at least equal to the Per Share Guarantee Price multiplied by the number of Shares then sold (the “Guaranteed Value”), then HMC shall cause to be delivered to the Employee a cash amount equal to the difference between the Guaranteed Value and the Sale Proceeds (each, a “Guarantee Payment”).  The Employee acknowledges and agrees that he will not be entitled to receive any Guarantee Payment for a sale of Shares that occurs after the Guarantee Deadline; provided, that if the Employee notifies HMC of a proposed sale of Shares prior to the Guarantee Deadline and coordinates such sale with a market maker or registered broker/dealer designated by HMC, then such sale shall be deemed to have occurred prior to the Guarantee Deadline.  For purposes of this Agreement, “Per Share Guarantee Price” shall mean (1) $82,500 divided by (2) the total number of Shares.

(c)

Bonuses.  In addition to the Base Salary set forth above, if HMC reports no material weaknesses in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (excluding the material weakness related to the ticketing system for Broadway.com, Inc. and Theatre Direct NY, Inc.), then the Employee shall be paid a merit bonus as may be determined and recommended by the Chief Executive Officer of HMC to the Compensation Committee of the Board of Directors of HMC.  The amount of such merit bonus shall be determined by the Chief Executive Officer of HMC in his sole discretion.

4.

Place of Performance.  Except for required travel on HMC’s business, the Employee shall be based at HMC’s offices in Boca Raton, Florida or, as HMC may from time to time determine in its sole discretion, at such other location within a thirty-mile (35) radius thereof.

5.

Employee Benefits.  The Employee shall be eligible to participate in all employee benefit plans and benefit programs of HMC in effect during the Employment Period to the same extent as other active full-time employees of HMC.  HMC may, without notice, change, modify, amend, or terminate any employee benefit plans and benefit programs that may be in effect either on the date of this Agreement or as may be adopted later.

6.

Proprietary Information.

(a)

The Employee acknowledges and agrees that certain non-public information obtained by the Employee relating or pertaining to HMC’s businesses, projects, products, services, trade secrets, confidential information (including methods of operations and financial information), unpublished know-how (whether patented or unpatented) and other business information not easily accessible to other persons in the trade and which give HMC a competitive advantage and which HMC takes steps to keep confidential (collectively, the “Proprietary Information”), are proprietary in nature; provided, however, there shall be excluded from the meaning of Proprietary Information any information which is or becomes generally known within the industry through some non-confidential source other than the Employee.  The Employee acknowledges that the Proprietary Information shall be considered by the Employee to be confidential, and the Employee covenants and agrees not to publish, disclose or reveal (whether directly or indirectly) any part of the Proprietary Information to any entity or person or use the same for his/her own purposes or personal gain or the purposes of other, during the Employment Period or after its termination or expiration.  Upon termination (voluntary or otherwise) of the Employee’s employment with HMC, the Employee will return to HMC all things belonging to HMC, and all documents, records, notebooks and tangible articles containing or embodying any Proprietary Information, including copies thereof, then in the Employee’s possession or control, whether prepared by the Employee or others, will be left with HMC.

Employee’s Initials   /s/ NH

(b)

The Employee acknowledges that the Employee’s services are of a special, unique, unusual, extraordinary and intellectual character with regard to the development of HMC’s businesses and that in the each and every breach or violation or threatened breach or violation by the Employee of any terms and conditions of this Agreement by the Employee (including but not limited to Sections 6(a) above), HMC’s remedies at law may be inadequate and that HMC, in addition to all other remedies available to it (including, without limitation, specific performance of the provisions hereof), shall be entitled to seek to enjoin the commencement or continuance thereof and may, with notice to the Employee, apply to any court of competent jurisdiction for entry of equitable relief, including, without limitation, an immediate restraining order or injunction.

Employee’s Initials   /s/ NH

7.

Termination.

(a)

Death or Disability.  In the event the Employee dies or becomes disabled during the Employment Period, this Agreement shall terminate on the date on which death or disability occurs and the sole remaining obligations of HMC under this Agreement shall be to pay the Employee or the Employee’s named beneficiary or heirs any unpaid Base Salary due the Employee for the period through and until the date of the Employee’s disability or death and any unreimbursed previously approved business expenses.  For purposes of this Agreement, the Employee shall be considered “disabled” when, as the result of injury or sickness, the Employee has been wholly and continuously disabled and prevented from performing the Employee’s duties for thirty (30) consecutive days.

(b)

Cause.  HMC may terminate the Employee’s employment and all of HMC’s obligations hereunder solely for Cause (as defined below), by written notice to the Employee particularizing the conduct constituting the Cause.  In the event HMC invokes its right as described in this paragraph, and the Employee challenges HMC’s interpretation of the definition of cause, then such dispute shall be settled by binding arbitration in accordance with Section 8(g) below.  For purposes of this Agreement, “Cause” shall be defined as (i) willful misconduct or intentional or continual failure to perform stated and material duties after fifteen (15) days written notice particularizing the failure to perform and an opportunity to cure any failure or default, (ii) a known breach of fiduciary duties where HMC gives to the Employee notice particularizing the breach and the Employee is given a reasonable opportunity to remedy or cure the breach, or (iii) if the Employee (A) commits any acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude resulting in material harm to HMC, (B) purposefully engages in any conduct that gives rise to material liability of HMC under applicable laws, including, but not limited to, laws relating to discrimination and harassment in employment unless pursuant to an instruction from the Supervisor, or (C) purposefully engages in conduct foreseeably likely to be, and that in fact is, detrimental to the business, reputation, character or standing of HMC.  In the event HMC terminates this Agreement for Cause or in the event the Employee voluntarily resigns from the employment of HMC for any reason or by reason of disability or death, HMC shall no longer be obligated to make any further salary, bonus or other payments to the Employee except insofar as they have accrued as of the date the Employee’s employment terminates.  Other than as expressly set forth hereinabove, upon any such termination, the Employee shall cease to have any future rights under this Agreement.

(c)

HMC may, upon thirty (30) days’ notice, terminate the Employee’s employment for reasons other than for Cause, in the sole discretion of HMC, by written notice to the Employee.  In the event that this Agreement is terminated by HMC other than for Cause, death or disability, upon the Employee’s prior voluntary execution of a written release of any and all claims the Employee may assert against HMC, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief or any other form of damages or relief (excluding claims for amounts which may be payable pursuant to this Agreement), which release shall be prepared by HMC, HMC shall be obligated (which shall constitute HMC’s sole obligations hereunder) (i) to pay the Employee the Base Salary described in Section 3(a) above for the remainder of the Employment Period (collectively, the “Termination Payments”) and (ii) to reimburse the Employee for any premiums paid by the Employee during the remainder of the Employment Period for the continuation of medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended, in accordance with its terms.  Other than as expressly set forth hereinabove, upon any such termination, the Employee shall cease to have any further rights under this Agreement.

8.

General.

(a)

Notices.  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested or when sent by overnight delivery service or obtained signature for delivery.

If to the Employee at:

Nicholas Hall

6489 Marbletree Lane
Lake Worth, FL  33467

Facsimile:

(561) 514-8932

and if to HMC, at:

Hollywood Media Corp.

2255 Glades Road, Suite 221A

Boca Raton, FL  33431

Attention:

Mitchell Rubenstein

Chief Executive Officer

Facsimile:

(561) 998-2974

with a copy to:

Hollywood Media Corp.

2255 Glades Road, Suite 221A

Boca Raton, FL  33431

Attention:

Legal Department

Facsimile:

(561) 998-2974

(b)

Assignment.  This Agreement shall inure to the benefit of, and shall be binding upon, HMC and its successors and assigns, including any person with which HMC may merge, consolidate or transfer all or substantially all of its assets.  Insofar as the Employee is concerned, this Agreement, being personal, cannot be assigned.

(c)

Governing Law. The validity, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(d)

Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement

(e)

Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

(f)

Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended other than by written instrument executed by both of the parties hereto, or in the case of waiver, by the party waiving compliance.

(g)

Arbitration.  Except as otherwise provided in Section 9 hereof, the Employee and HMC each agree that any and all disputes and claims arising out of or related to the Employee’s employment by HMC or the termination thereof, shall be submitted to binding arbitration in Palm Beach County, Florida pursuant to the then-existing model employment dispute rules of the American Arbitration Association (“Rules”), before three (3) arbitrators to be selected pursuant to the then-existing Rules.  THE EMPLOYEE HEREBY ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT, IN AGREEING TO SUBMIT SUCH DISPUTES AND/OR CLAIMS TO ARBITRATION, EACH OF THE EMPLOYEE AND HMC GIVE UP THE RIGHT TO HAVE THE DISPUTE(S) OR CLAIMS(S) HEARD IN A COURT OF LAW BY A JUDGE

OR JURY. However, nothing herein shall in any way limit either the Employee’s, HMC’s statutory rights and/or remedies, all of which are reserved and may be alleged in the arbitration process, and nothing herein shall in any way limit HMC’s rights under Section 9 hereof.  Moreover, nothing herein shall restrict any resort to any statutory agency charged with enforcing any of the Employee’s or HMC’s statutory rights and/or remedies; however the review of any such agency’s actions shall be had before the arbitrators as discussed above and not before a judge or jury.  By signing this Agreement, the Employee understands that the Employee may not have a jury decide any dispute or claim, but that any such dispute or claim shall be decided only by the arbitrators.  The arbitrators shall issue a written decision, including the arbitrators’ written findings and conclusions upon which any award is based. Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration, except that the arbitrators shall be authorized, in their discretion, to award fees and expenses to a prevailing party in the interests of justice.

(h)

Waiver.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or waiver of the breach of any other term or covenant contained in this Agreement.

(i)

Agents for HMC for this Agreement.  The parties agree that the Employee shall not and is not permitted to take any action or make any decision for or on behalf of or in the name of HMC with respect to HMC’s exercise of its rights under or with respect to this Agreement.

(j)

Severability.  Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions.

(k)

SEC Filing.  The Employee acknowledges that HMC may file this Agreement as part of its filing requirements with the U.S. Securities and Exchange Commission and the Employee consents to such filing as determined and made by HMC in its sole discretion.

(l)

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

HOLLYWOOD MEDIA CORP.

/s/ Mitchell Rubenstein

Name:  Mitchell Rubenstein

Title:

Chairman and Chief Executive Officer

THE EMPLOYEE:

/s/ Nicholas Hall

Nicholas Hall